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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

Szymaniak                          Valerie
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   (Last)                           (First)             (Middle)

c/o Party City Corporation         400 Commons Way
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                                    (Street)

Rockaway                           New Jersey          07866
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

PARTY CITY CORPORATION (PCTY)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

12/98

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Vice President, Real Estate

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           Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                                                               6. Owner-
                                                                 4. Securities Acquired (A) or   5.Amount of   ship
                                                                 Disposed of (D)                 Securities    Form:
                                                    3. Trans-    (Instr. 3, 4 and 5)             Beneficially  Direct    7.Nature
                                      2. Trans-     action Code  ------------------------------- Owned at End  (D) or    of Indirect
                                      action Date   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
1. Title of Security                  Month/        ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            Day/Year       Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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

Common Stock                          12/8/98        G               1,000       D      N/A      24,000         D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (over)
                                                                 SFC 1474 (3/91)
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Option                                                                   Common
(right to purchase)                                          *        2/24/08  Stock             *        67,500     D
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
Explanation of Responses:

* 5,500 shares are exercisable 2/24/99; 5,500 shares are exercisable 2/24/00; and 5,500 shares are exercisable 2/24/01; awarded pursuant to a non-qualified option grant.

By:        /s/ Valerie Szymaniak                              January 7, 1999
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.